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EXHIBIT 21.1

                            SUBSIDIARIES OF APEX INC.
                             AS OF DECEMBER 31, 1999

Apex Incorporated           Parent Company
A Washington Corporation

Apex International, Inc.
A Washington Corporation

Apex PC Solutions, LTD
A Barbados Corporation

Apex.com Incorporated
A Washington Corporation

Apex Solutions Texas, L.P.
A Texas Limited Partnership

Apex Solutions Texas I, LLC
A Washington LLC

Apex Solutions Texas II, LLC
A Washington LLC